QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.13

FORM OF
FAMILY ASSISTANCE SERVICES AGREEMENT

        THIS FAMILY ASSISTANCE SERVICES AGREEMENT ("Agreement") is made this 1st day of March, 2002 between Northwest Airlines, Inc., a Minnesota corporation with a principal place of business at 5101 Northwest Drive, St. Paul, MN 55111-3034, USA (hereinafter "NW"), and Pinnacle Airlines, Inc., a Georgia corporation with a principal place of business at 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132 (hereinafter "Pinnacle").

RECITALS:

        WHEREAS, Pinnacle and NW have entered into an Airline Services Agreement, dated as of the date hereof (the "ASA");

        WHEREAS, in connection with the performance by Pinnacle of its obligations under the ASA, NW is ready, willing, and able to provide, on behalf of Pinnacle family assistance services meeting the specifications of Pinnacle and United States law upon an accident involving Pinnacle aircraft in the United States or its territories;

        WHEREAS, Pinnacle is required by United States law to provide family assistance services to its passengers and certain other persons in the event of an aircraft accident in the United States or its territories and wishes to avail itself of the services of NW in order to meet its obligations;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, NW and Pinnacle agree as follows:

ARTICLE ONE

DEFINITIONS

        For purposes of this Agreement:

        "Affiliate" shall mean a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity. For purposes of this definition, "control" means the power to direct or cause the direction of the management and policies of such person or entity and is deemed to exist when at least 51% of the voting stock of the controlled person or entity is directly or indirectly owned by the controlling person or entity.

        "Applicable Laws" shall include all applicable laws (including, without limitation, aviation, securities, tax, tariff, and trade laws), ordinances, judgments, treaties, conventions, protocols, international agreements, decrees, injunctions, writs, orders, regulations, interpretations, licenses and permits of any Governmental Authority having jurisdiction over this Agreement, the transactions and activities contemplated hereby, or any document related hereto or thereto or delivered in connection herewith or therewith.

        "Confidential Information" shall include information that is considered confidential and/or proprietary by the party disclosing such information including, without limitation, software and other technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, computer programs, methods, ideas, "know how" and the like), business information (sales and marketing research, materials, plans, accounting and financial information, personnel records and the like), and passenger information (including manifests, tickets and baggage checks, passenger name lists or records, frequent flyer information, and the like) and specifically including, without limitation, the terms and conditions of this Agreement. Confidential Information includes information generated by the parties as a result of this Agreement that is derived from Confidential Information. Confidential Information shall not include information of a Party or its Affiliates which: (i) already is known to the other Party at the time of the disclosure as demonstrated by written record; (ii) becomes publicly known without the wrongful act or breach of this Agreement by the other Party; (iii) is rightfully received from a third party on a nonconfidential basis as demonstrated by written record; or (iv) is approved for release by written authorization of the Party.

        "Event of Default" shall have the meaning ascribed to such term in Section 12.2 below.

        "Governmental Authority" shall include any governmental department, court, bureau, commission, agency or any other governmental or quasi-governmental entity, including all regional quasi-governmental bodies and aviation industry rule-making bodies, whether of the United States or any other country (including any possession, territory, state or other political subdivision thereof) having jurisdiction over this Agreement, the transactions contemplated hereby, or any document related hereto or thereto or delivered in connection herewith or therewith.

        "Intellectual Property" shall include: (a) any idea, design, concept, technique, invention, discovery or improvement, whether or not patentable, and including trade secrets and know-how, held by NW or NW's Affiliates, (b) any confidential or proprietary work of authorship held by NW or NW's Affiliates, whether or not copyrightable, (c) any trademarks, service marks, trade names, trade styles and logos of NW or NW's Affiliates, and (d) any other similar right in intellectual property held by NW or NW's Affiliates, in each case on a worldwide basis.

        "Material Adverse Effect" shall mean, with respect to any person or entity, a material adverse effect on (a)the business, assets, operations, performance, properties or condition (financial or otherwise) of such person or entity or (b)the ability of such person or entity to perform its material obligations under this Agreement.

        "Material Contract" shall mean a contract to which a specified person or entity is a party (a) involving aggregate compensation payable to or by such person or entity of US$100,000 or more per year or (b) otherwise material to the business, condition, operations, performance, properties, or prospects of such person or entity.

        "Pinnacle Change of Control" shall have the meaning ascribed to such term in Section 1.01 of the ASA.

        "Services" shall mean all services provided by NW to Pinnacle under this Agreement, including the services described in Annexes A, B, and C hereto.

ARTICLE TWO

TRAINING SERVICES

        2.1.    NW-Provided Training Services.    NW shall provide to Pinnacle the training services described in Annex A.

        2.2.    NW Powers over Training.    NW reserves the right to reject or terminate training as to any individual trainee at its sole discretion and to adjust agreed-upon schedules for training in the exercise of its reasonable discretion. Prior to rejecting or terminating training as to any individual trainee, NW will discuss the reasons for such action with Pinnacle.

        2.3.    Expenses Ancillary to Training.    Except as otherwise specified in this Agreement, Pinnacle shall provide all training facilities and refreshments for training hereunder and shall be responsible for and pay directly all expenses incurred by Pinnacle's employees and agents being trained by NW, including, without limitation, transportation to and from training, meals, lodging, and other miscellaneous expenses.

ARTICLE THREE

STANDBY FAMILY ASSISTANCE SERVICES

        3.1.    Standby Pinnacle Duties During the Term of this Agreement.    Pinnacle shall conduct its business and make arrangements to maintain data concerning flight operations and passengers and to provide immediate financial support so as to ensure that NW can provide Post-Accident Services (as defined in Section 4.3) promptly and effectively. Pinnacle is specifically responsible for complying with all Applicable Laws concerning family assistance, including requirements to file and maintain family assistance plans with Governmental Authorities. Additional Pinnacle duties, if any, are identified in Annex B. In accordance with Annex B, paragraph 3, Pinnacle shall designate a coordinator for family assistance issues who will meet periodically with NW to discuss such issues.

        3.2.    Standby NW Duties During the Term of this Agreement.    NW shall take reasonable steps to prepare for prompt provision of Post-Accident Services upon Activation (as defined in Section 4.2). Specific NW duties are identified in Annex B.

ARTICLE FOUR

POST-ACCIDENT FAMILY ASSISTANCE SERVICES

        4.1.    Conditions Precedent to Availability of Post-Accident Services.    NW agrees to make available to Pinnacle the Post-Accident Services provided for in this Article only upon the completion of all services identified in Annexes A and B as conditions precedent to NW's Post-Accident Service obligations. NW and Pinnacle will use their reasonable best efforts to satisfy these conditions precedent within 120 days from the day and year first written above, and NW shall notify Pinnacle upon the satisfaction of such conditions precedent, thereby indicating the effectiveness of this Article.

        4.2.    Activation of Post-Accident Services.    Annex C identifies the situations in which NW shall provide Post-Accident Services upon Pinnacle's request by Immediate Notice. An "Activation" shall be deemed to occur upon Immediate Notice by Pinnacle of such a request and NW's confirmation of the request by Immediate Notice to Pinnacle. The contact information for providing Immediate Notice to each party is set forth in Section 14.12(b) below. In addition, and notwithstanding Section 4.1 above, NW may declare an Activation on its own initiative upon substantial evidence of a situation calling for Post-Accident Services under Annex C and Pinnacle's apparent failure or inability to request such services.

        4.3.    Description of Post-Accident Services.    Annex C identifies services (referred to herein as "Post-Accident Services") that NW shall provide to Pinnacle, and to identified classes of persons on behalf of Pinnacle, upon Activation.

        4.4.    Duties Excluded from Post-Accident Services.    Notwithstanding any other provision of this Agreement, NW shall not be required, other than as may be necessary, in NW's judgment, to provide Services under this Agreement, to: (a) provide for or arrange medical services for any victim of an accident or incident; or (b) communicate with any person, entity, or Governmental Authority regarding an aircraft accident or incident subject to this Agreement, the causes thereof, or the liability arising therefrom.

        4.5.    Termination of Post-Accident Services.    NW shall terminate Post-Accident Services upon the termination of this Agreement or, if earlier, when NW, in its reasonable judgment, determines that Post-Accident Services are no longer required by Pinnacle or Applicable Law.

ARTICLE FIVE

NW MATERIALS

        5.1.    License to Intellectual Property.    NW grants Pinnacle a non-exclusive, non-transferable, limited license to use NW's Intellectual Property, but solely in connection with these agreed upon terms and conditions.

        5.2.    NW MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY, SUFFICIENCY, COMPLETENESS, SUITABILITY OR FITNESS FOR USE OF INTELLECTUAL PROPERTY OR OTHER MATERIAL PROVIDED IN CONNECTION WITH ANY SERVICES UNDER THIS AGREEMENT.

ARTICLE SIX

ADDITIONAL COVENANTS

        6.1.    Covenants of Both Parties.    During the term of this Agreement, each of NW and Pinnacle (each deemed, for purposes of this Article, a "Party") covenants and agrees as follows:

          (a)    Compliance With Applicable Laws.    It shall comply with Applicable Laws of the United States of America and all other countries or jurisdictions that apply to this Agreement including, but not limited to, air carrier and route licensing and safety, family assistance, consumer protection, antitrust, advertising, tax, foreign exchange, labor, and export and import control laws and regulations.

          (b)    Confidentiality.

            (1) When practical, it shall identify information in the other Party's possession that it considers to be Confidential Information of itself or its Affiliates. Its failure to so identify any information will not raise a presumption that such information is not Confidential Information.

            (2) It hereby agrees to retain in confidence and not disclose any Confidential Information of the other Party and the other Party's Affiliates, except as may be required by Applicable Law or to the extent necessary to comply with applicable legal requirements of any Governmental Authority, in which case it shall promptly notify the other Party of the disclosure, provided that no such notice shall be required if such disclosure by NW occurs during the provision of services under Article 4 (Post-Accident Services). Notwithstanding this provision, a party may disclose Confidential Information of the other Party to other recipients as the other Party may approve in writing, and NW may disclose Confidential Information of Pinnacle: (i) to any of NW's employees, accountants, attorneys, delegatees, or agents on a "need-to-know" basis; (ii) to the extent necessary to enforce this Agreement; and (iii) during the provision of Post-Accident Services under Article 4, to passengers, victims, and their families or other persons with apparent authority to receive information concerning passengers under the terms of this Agreement.

            (3) It shall, to the extent that the other Party objects to disclosure of Confidential Information of the other Party or the other Party's Affiliates: (A)use reasonable and lawful efforts to resist making any disclosure of such Confidential Information, (B) use reasonable and lawful efforts to limit the amount of such Confidential Information to be disclosed, and (C) use all reasonable efforts to obtain a protective order or other appropriate relief to minimize the further dissemination of any Confidential Information to be disclosed.

            (4) It shall, unless otherwise agreed in writing, use Confidential Information of the other Party and the other Party's Affiliates solely for the purpose of fulfilling its obligations under this Agreement and for no other purpose. It shall have no rights to use Confidential Information of the other Party or the other Party's Affiliates following the termination of this Agreement. This Agreement creates no rights in a Party to transfer Confidential Information other than as provided in this Agreement.

            (5) On the expiration or termination of this Agreement for any reason, each party shall return to the other all Confidential Information of that party in its possession relating to the Agreement, including all copies in whatever media represented and certify to such destruction or return if so requested by the other party.

        6.2.    Covenants of Pinnacle.

  (a)    Compliance with Family Assistance Laws.    Pinnacle specifically undertakes to comply with all Applicable Laws concerning family assistance, including requirements to file and maintain family assistance plans with Governmental Authorities.

          (b)    Notice of Material Events.    Pinnacle shall promptly give NW written notice of any event that affects Pinnacle or any of Pinnacle's Affiliates which reasonably could be expected to materially impact NW's performance, any of NW's rights under this Agreement, or Pinnacle's performance of its obligations hereunder.

          (c)    Assistance; Documentation.    Pinnacle shall render to NW such assistance and cooperation in the performance of NW's duties hereunder and take such other actions in furtherance thereof as NW may reasonably request. Without limiting the foregoing, Pinnacle shall furnish NW with such documentation as NW may request in connection with this Agreement in a timely manner and suitable for the intended purpose.

          (d)    Protection of Intellectual Property.

            (1) Pinnacle acknowledges that it obtains, pursuant to this Agreement, only the right to use Intellectual Property of NW and NW's Affiliates on the terms and conditions set forth herein and that no right, title or interest in or to the Intellectual Property is granted or transferred to it hereunder.

            (2) Pinnacle agrees not to provide or otherwise make available the Intellectual Property of NW or NW's Affiliates in any form to any person, entity, or Governmental Authority, other than as provided for in this Agreement, without the prior written consent of NW or the relevant Affiliate thereof.

            (3) Pinnacle shall use all commercially reasonable efforts and shall take all reasonable steps to protect the Intellectual Property of NW or NW's Affiliates from any use, reproduction, publication, disclosure or distribution except as specifically authorized by this Agreement. It acknowledges and agrees that the Intellectual Property of NW and NW's Affiliates contains Confidential Information and agrees (A) to observe complete confidentiality with respect to such Intellectual Property, (B) not to disclose to or grant any Person access to such Intellectual Property or any portion thereof without NW's prior written consent (except that such disclosure or access shall be permitted to any employee of Pinnacle to the extent required for such employee to perform duties hereunder not inconsistent with the terms of this Agreement), and (C) to ensure that its employees who receive access to such Intellectual Property are advised of the confidential and proprietary nature thereof and that they are prohibited from copying, utilizing or revealing such Intellectual Property or any portion thereof or from taking any action prohibited to Pinnacle under this Agreement. Without limiting the foregoing and to the extent possible, Pinnacle agrees to keep the Intellectual Property of NW and NW's Affiliates in a secure place, under access and use restrictions satisfactory to NW and to employ with regard to such Intellectual Property procedures no less restrictive than the strictest procedures it uses to protect its own trade secrets.

            (4) Pinnacle shall not remove, alter, cover or obfuscate any copyright notice, trademark or other proprietary rights notice placed by NW or NW's Affiliates in or on any portion of the Intellectual Property of NW or NW's Affiliates and shall ensure that all such notices are reproduced on all copies made by it of any portion of such Intellectual Property. It shall comply with directions submitted by NW or NW's Affiliates from time to time regarding the form and placement of notices concerning copyright and other proprietary rights on any portion of such Intellectual Property.

            (5) Pinnacle shall promptly notify NW of any known unauthorized use or disclosure of the Intellectual Property of NW or NW's Affiliates and shall cooperate with NW or NW's Affiliates in any litigation brought by them against third parties to protect their respective proprietary rights. Its compliance with the provisions of this paragraph 6.2 (d) shall not be construed as a waiver of any rights of NW or NW's Affiliates hereunder.

            (6) On the expiration or termination of this Agreement for any reason, Pinnacle shall return to NW all Intellectual Property in its possession, including all copies in whatever media represented, and shall certify such destruction or return if so requested by NW.

ARTICLE SEVEN

RELATIONSHIP BETWEEN NW, PINNACLE, AND NON-PARTIES

        7.1.    Exclusivity.    Pinnacle engages NW as Pinnacle's exclusive vendor to provide family assistance services of the type contemplated by this Agreement during the effective period of this Agreement. Any family assistance services not specifically assigned to NW by this Agreement shall continue to be performed by Pinnacle or its contractors.

        7.2.    Pinnacle Retains Family Assistance Regulatory Obligations, Managerial Control, and Decisionmaking.     Pinnacle, and its officers, directors, and employees, shall retain and exercise managerial control, decisionmaking authority, and the obligation to comply with Applicable Laws concerning family assistance services for Pinnacle in every respect including, without limitation, decisions to implement, modify, or reject any course of action recommended by NW in connection with services under this Agreement. NW does not assume any of Pinnacle's obligations under Applicable Law.

        7.3.    No Assignment.    This Agreement shall not be assignable by either party without the prior written consent of the other party.

        7.4.    Delegation by NW to Authorized Designees.    NW may delegate the specific duties identified in Annex D to the authorized designees corresponding thereto on Annex D.

        7.5.    No Third-Party Beneficiaries.    No person, other than the parties hereto, shall have any rights, claims, benefits or powers under this Agreement and this Agreement shall not be construed or interpreted to confer any rights, claims, benefits or powers upon any third party. There are no third-party beneficiaries of this Agreement.

        7.6.    No Employment, Partnership, or Joint Venture.

          (a) Each party, in its performance under this Agreement, is acting as an independent contractor in its own separate business and shall retain complete and exclusive control over its personnel and operations and the conduct of its business.

          (b) This Agreement shall not be construed or interpreted at any time to mean that the business relationship between NW and Pinnacle is a legal partnership or joint venture.

          (c) The employees, agents, and independent contractors of each party shall be and remain employees, agents, and independent contractors of such party, and under no circumstances shall be deemed to be employees, agents, and independent contractors of the other party. Neither party shall have supervisory power or control over any employees, agents, and independent contractors employed or engaged by the other party.

ARTICLE EIGHT

CHARGES

        NW will provide Pinnacle with the Services specified hereunder at no charge.

ARTICLE NINE

LIMITATIONS AND DISCLAIMERS
AS TO LIABILITY AND WARRANTIES

        9.1.    Directors, Officers, Shareholders, Agents, and Employees.    No director, officer, shareholder, agent or employee of either party shall be charged personally or held contractually liable by or to the other party under any term or provision of this Agreement or because of any breach of this Agreement.

        9.2.    DISCLAIMER OF WARRANTY.    THE PARTIES HEREBY EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE SERVICES AND ANY OTHER THINGS DELIVERED, OR TO BE DELIVERED, BY NW PURSUANT TO THIS AGREEMENT ARE DELIVERED "AS IS, WHERE IS" WITH ALL FAULTS AND DEFECTS. NW HEREBY DISCLAIMS, AND PINNACLE HEREBY WAIVES, RELEASES AND RENOUNCES, ANY AND ALL OBLIGATIONS AND LIABILITIES OF NW AND RIGHTS, CLAIMS AND REMEDIES OF PINNACLE AGAINST NW, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY FAULT OR DEFECT IN SUCH SERVICES OR ANY OTHER THINGS DELIVERED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE COURSE OF DEALING OR USAGE OF TRADE, (C) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT WHETHER OR NOT ARISING FROM NW'S NEGLIGENCE, ACTUAL OR IMPUTED; PROVIDED, HOWEVER, THAT THIS PROVISION DOES NOT APPLY TO A TORT CLAIM ARISING FROM NW'S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, AND (D) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF USE, REVENUE OR PROFIT, OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

ARTICLE TEN

INDEMNIFICATION; INSURANCE; TAXES

        10.1.        Indemnification.

        Each party assumes full responsibility for any and all liability to its own officers, employees or agents on account of injury or death resulting from or sustained in the performance of their respective services under this Agreement. Each party shall indemnify, defend, protect, save and hold harmless the other party, its officers, employees, and agents from and against any and all liabilities, claims, demands, suits, judgments, damages and losses (including the costs, fees and expenses in connection therewith and incident thereto) brought against the other party, its officers, employees or agents by or on behalf of any other person, by reason of damage to or destruction of property of any such person, or injury to or death of such person, caused by or arising out of any act or omission by the indemnifying party occurring while this Agreement is in effect. Notwithstanding the foregoing, neither party shall be liable for indemnifying the other for claims of third parties if caused by the gross negligence or willful misconduct of the other. Each party shall give the other party prompt and timely notice if it has actual knowledge of any claim made or suit instituted against the other party which in any way results in indemnification hereunder, and the other party shall have the right to compromise or participate in the defense of such claim or suit to the extent of its own interest. The obligations of Pinnacle and Northwest under the indemnity and insurance provisions contained herein shall remain in effect and shall survive without limitation the termination of this Agreement with respect to any occurrence or claims arising during the term of or in connection with this Agreement.

        10.2.        Insurance.    Pinnacle agrees to maintain in full force and effect the insurance coverages specified in Section 9.03 of the ASA.

        10.3.        Taxes.

          (a) Pinnacle shall be responsible for any and all sales taxes, use taxes, imposts, withholdings, duties, or any other taxes, penalties, or similar charges levied by the United States Federal or Minnesota governments or by Pinnacle's own governmental authorities on or in connection with any of the work or services performed hereunder or things delivered under this Agreement, except for taxes levied in the United States by any United States Federal or Minnesota taxation authority based on NW's net income.

          (b) Pinnacle further agrees to defend, indemnify and hold NW harmless from and against the aforesaid taxes, duties, penalties and charges (exclusive of taxes based on NW's net income as aforesaid) as a result of the work or services performed hereunder or other things delivered under this Agreement, and all reasonable legal fees, costs and expenses incurred in connection therewith.

ARTICLE ELEVEN

EXCUSES FOR NON-PERFORMANCE (FORCE MAJEURE)

        11.1.        Suspension of Obligations.    Either party may, upon written notice, suspend the operation of, and obligations of the parties under, this Agreement upon the occurrence, and for the duration, of an event constituting an Excuse for Non-Performance. Such suspension shall not prejudice the accrued rights and liabilities of either party under this Agreement at the time of suspension, including, without limitation, the responsibility to pay all pending invoices.

        11.2.        Excuses for Non-Performance Defined.

          (a) An "Excuse for Non-Performance" shall include any event or circumstance beyond the reasonable control of either party that substantially impairs or limits performance under this

  Agreement. Subject to, and without limiting the generality of, the foregoing, the following events and circumstances shall be regarded as Excuses for Non-Performance:

            (1) acts, failures to act, instructions, requests, or priorities of any Governmental Authority (de jure or de facto);

            (2) adverse weather conditions, mechanical difficulties, acts of God or the public enemy, wars (declared or undeclared, whether or not affecting the countries of the contracting parties or the points involved in family assistance), blockades or embargoes, riots, revolutions, strikes or lockouts or other labor disputes, fires, floods, sabotage, nuclear, biological, or chemical incidents, earthquakes, epidemics or quarantine; and

            (3) as to NW's ability to perform under this Agreement, the inability of NW timely to obtain either (i) necessary and proper labor, materials, components, facilities, energy, fuel, or transportation, or (ii) material or information required from Pinnacle or third parties.

          (b) Settlement of strikes, lockouts, or other labor disputes affecting the performance either of NW or the Pinnacle shall be entirely within the discretion of the party affected.

          (c) Notwithstanding any other provision of this Agreement, an accident or incident leading to Activation or the provision of Post-Accident Services shall not itself be deemed an Excuse for Non-Performance.

ARTICLE TWELVE

DURATION; TERMINATION; DEFAULT; REMEDIES

        12.1.        Duration and Termination.    This Agreement shall commence on March 1, 2002, (the "Effective Date") and, unless earlier terminated as provided herein, shall continue in effect until February 29, 2012 and shall thereafter automatically be extended for successive five (5) year renewal periods (each a "Renewal Term") unless Northwest gives not less than two years' advance notice of non-renewal prior to February 29, 2012 or the commencement of any Renewal Term, in which case the Agreement will terminate on February 29, 2012 or the last day of the then applicable Renewal Term, as the case may be.

        12.2.        Termination by Either Party upon an Event of Default.

          (a) In the event of a breach of a nonmonetary provision of this Agreement by either party remaining uncured for more than thirty (30) days after receipt of written notification of such default by the nondefaulting party, or in the case of a breach requiring more than thirty (30) days notice to cure, the defaulting party does not begin and pursue with due diligence a method of cure within thirty (30) days after receipt of written notification specifying in reasonable detail the nature of such default from the nondefaulting party, then the nondefaulting party may terminate this Agreement at its sole option.

          (b) In the event of a breach of a monetary provision of this Agreement by either party and such default remaining uncured for more than thirty (30) days after receipt of written notification specifying in reasonable detail the nature of such default from the nondefaulting party, then the nondefaulting party may terminate this Agreement at its sole option.

        12.3.        Termination by Northwest

        Notwithstanding the provisions of Section 12.1, Northwest shall have the right to terminate this Agreement immediately and at its sole option if:

          (a) a Pinnacle Change of Control (as defined in the ASA) shall occur; or

          (b) the ASA is terminated.

        12.4.        Availability of Equitable Remedies; Procedures.

          (a) In the event of a breach by either party of any provision of this Agreement, the nonbreaching party may give notice thereof to the breaching party, which notice shall specify in reasonable detail the nature of the breach and shall demand that the breaching party either cure the breach or refrain from conduct constituting the breach (herein the "conduct"), as may be applicable. If (i) the breaching party has not cured the breach or refrained from the conduct, as may be applicable, within ten (10) days following receipt of the notice from the nonbreaching party, or (ii) the breaching party does not begin within ten (10) days following receipt of the notice to pursue with reasonable diligence a method of cure or begin to take steps toward ceasing the conduct where the breach or conduct is such that it requires more than ten (10) days to cure or to cease, as may be applicable, then the nonbreaching party may seek to compel performance by the breaching party in accordance with the provisions of paragraph (b) below. If, upon receiving a notice contemplated by this paragraph (a), a breaching party believes that a breach has not occurred or that the conduct specified in the notice does not constitute a breach of the provisions of this Agreement, but the breaching party nonetheless cures the alleged breach or refrains from the conduct within ten (10) days following receipt of such notice, such party may thereafter proceed in accordance with the provisions of paragraph (b) below to seek a determination of whether a breach occurred or whether the specified conduct constituted a breach of the provisions of this Agreement.

          (b) Because a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, following notification in accordance with the provisions of paragraph (a) above, to an injunction restraining such breach or threatened breach and to specific performance of any provision of this Agreement and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance. Further, in the event any party refrains from the conduct of any activity alleged in a notice received pursuant to paragraph (a) above to constitute a breach of the provisions of this Agreement, such party may thereafter proceed promptly to bring an action in the District Court, County of Hennepin, State of Minnesota, for an expedited judicial determination as to whether the conduct specified constitutes a breach of the provisions of this Agreement and, upon a determination that the conduct does not constitute a breach, such party may promptly thereafter recommence such conduct.

ARTICLE THIRTEEN

REPRESENTATIONS AND WARRANTIES

        13.1.            Except as expressly set forth herein, neither NW nor Pinnacle makes any representations or warranties, express or implied, under or in connection with this Agreement.

ARTICLE FOURTEEN

MISCELLANEOUS PROVISIONS

        14.1.        Limitations on Types and Geographic Scope of NW Services.

          (a) NW shall not be required to provide any services under this Agreement in any area: (1) excluded from coverage by NW's or Pinnacle's insurance; (2) in which war or hostilities are recognized or threatened; or (3) which may expose NW to a penalty, fine, sanction, or other liability (civil or criminal) or confiscation, seizure, detention, or destruction of NW property.

          (b) NW shall not be required to provide services: (1) in violation of the term of any insurance policy relating to NW or Pinnacle; or (2) in furtherance of any trade, business, or transaction which shall have been or may be declared illegal and which may expose NW to a penalty, fine, sanction, or other liability (civil or criminal).

        14.2.        Survival of Certain Obligations.    Obligations under the confidentiality (Section 6.1), indemnity (Section 10.1) and insurance (Section 10.2) provisions contained herein shall remain in effect and shall survive, without limitation, the termination of this Agreement.

        14.3.        Governing Law; Forum Selection.    The validity, performance, and all matters relating to the interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, notwithstanding the choice of law provisions thereof.

        14.4.        Construction.    This Agreement shall not be construed against the party preparing it, but shall be construed as if both parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against either party.

        14.5.        Publicity.    Either party may publicize the existence of this Agreement.

        14.6.        Severability.    If any term or condition of this Agreement shall to any extent be invalid or unenforceable, the remainder shall not be affected thereby, and each other term and condition shall be valid and enforceable to the fullest extent permitted by Applicable Law.

        14.7.        Entire Agreement; Amendments.    This Agreement, including any attached Schedules or Annexes, constitute the entire understanding of the parties in respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations and understandings of the parties. This Agreement together with its Annexes shall not be modified except by a written agreement dated subsequent hereto and signed on behalf of each party by its duly authorized representatives.

        14.8.        Headings.    Headings are added for the purpose of reference and convenience only and shall not be used in construing the provisions of this Agreement.

        14.9.        No Waiver.    No waiver of any of the provisions of this Agreement shall extend to or affect any other subsequent default or impair any right or remedies consequent thereon.

        14.10.        Assignment.    This Agreement may not be assigned by either party without the prior written consent of the other party.

        14.11.        Counterparts.    This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. After signing, the parties will exchange signature pages by facsimile and will exchange original signature pages by courier service.

        14.12.        Forms of and Procedures for Notice.

        (a) All notices given hereunder shall be given in writing and shall be delivered in person or deposited in the United States mail, certified or registered mail, return receipt requested, with adequate postage prepaid, or given by express courier, telex, facsimile, or other expedient written means, addressed as follows:

If to Northwest:	Northwest Airlines, Inc. Department A6100 2700 Lone Oak Parkway Eagan, Minnesota 55121 Attn: Vice President—Market Planning Facsimile No: (612) 727-7113
With copies to:	Northwest Airlines, Inc. Department A1180 2700 Lone Oak Parkway Eagan, Minnesota 55121 Attn: General Counsel Facsimile No: (612) 726-7123
Northwest Airlines, Inc. Department A6030 2700 Lone Oak Parkway Eagan, MN 55121 Attn: Director of Airlink Planning Facsimile No: (612) 727-7110
If to Pinnacle Airlines:	Pinnacle Airlines, Inc. 1689 Nonconnah Parkway Suite 111 Attn: Vice President and Chief Financial Officer Facsimile No: (901) 348-4103

or to such other address as the respective parties hereto shall designate by notice in writing to the other party. Notices shall be deemed received and given on the date of delivery or the date of refusal of delivery as shown by the return receipt.

          (b)    Immediate Notice to Activate Post-Accident Services.    To activate post-accident services, Pinnacle will provide immediate notice to NW by placing a telephone call to NW's System Operation Control (SOC) at 001-612-726-3255.

          NW will confirm receipt of the activation request by providing immediate notice to Pinnacle by placing a telephone call to Pinnacle at 001-901-348-4340.

          (c) If there is any change to or modification of any address, telephone or facsimile number set forth in (a) or (b) above, the party changing such address or number shall use all reasonable efforts to promptly notify the other party of such change.

IN WITNESS WHEREOF, NW and Pinnacle have caused this Agreement to be duly signed as of the day and year first written above.

[Airline]		PINNACLE AIRLINES, INC.		NORTHWEST AIRLINES, INC.
By:	(Signature)	By:	(Signature)	By:	(Signature)
Name:		Name:		Name:
Its:		Its:		Its:

Annex A

Training

1.    Management Training

        Initial training for senior management on:

  a)
  Overall corporate response and the delineation of effort between Northwest and Pinnacle.

  b)
  Purpose and procedure for the launch of the Response Go-Team

  c)
  Procedures for reacting and responding to telephone inquiries from affected families.

  d)
  Procedures for the activation of Northwest's ASSIST program.

        Recurrent Training

  Northwest's Emergency Management Department will assign a liaison to be the principle contact with Pinnacle. This liaison will meet regularly with Pinnacle to discuss accident response and family assistance issues.

2.    Assist Training

  Provide initial training for 20 persons on Pinnacle's staff. These personnel are to be made reasonably available to Northwest for use in a Northwest or other code share activation.

Annex B

Standby Services

1.    Filing

        Northwest will assist Pinnacle with the preparation and submission of a filing to the National Transportation Safety Board, and the Department of Transportation.

2.    Friends and Family Toll Free Telephone System and Procedures

        Northwest will maintain a toll free telephone system with trained operators to be used for family members seeking information on passengers in an accident involving Pinnacle.

3.    ASSIST Program

        Northwest will maintain an adequate number of trained ASSIST volunteers for use in the event of a Pinnacle aircraft accident.

4.    Response Go-Team

        Northwest will maintain an adequate number of trained Go-Team management and other personnel who will travel to an accident site and help local staff respond to an aircraft accident involving Pinnacle. Northwest would expect that this team would be supplemented with Pinnacle personnel where their particular expertise is essential.

Annex C

Post Accident Services

1.    Situations in Which Northwest or Pinnacle May Request or Declare Activation

  An aircraft accident or incident which results in death or serious injury requiring hospitalization of a passenger traveling on or crew member employed by, or other person killed or injured by, Pinnacle.

2.    Persons to Whom Post-Accident Services May be Provided

  "Covered Persons" are those passengers and persons identified in paragraph (1) above, together with all family members or other persons whom Northwest Airlines, in its reasonable judgment, identifies as persons entitled to notice of the accident or incident and Post-Accident Services. Covered Persons also include Pinnacle or Northwest employees directly involved in Post-Accident Services.

3.    Scope/Scale of Post-Accident Response

  The scope and scale of Northwest's response will be based on aircraft size and the number of passengers onboard.

4.    Pinnacle Duties Upon Activation

  a)
  In a timely fashion, provide to Northwest Airlines all flight and passenger information including; passenger name lists, passenger name records, seat assignments, frequent flyer information, and family contact information.

  b)
  Immediately make available adequate funding for out-of-pocket expenses associated with Northwest Airlines duties identified below.

  c)
  Notification to appropriate Governmental Authorities.

5.    Northwest Airlines' Duties upon Activation

  a)
  Activate a toll-free telephone number to be used by affected family members seeking information.

  b)
  Assist Pinnacle in verifying the list of passengers onboard and establishing contact information on those passengers.

  c)
  Assist Pinnacle in providing a passenger name list to appropriate Government authorities.

  d)
  Obtain suitable facilities for lodging and other space required in connection with providing family assistance and investigative response at the accident site.

  e)
  Set up, staff, and maintain a Joint Family Support Operations Center.

  f)
  As to each Covered Person killed or injured in the accident, identify and appropriate family member or other person and assist Pinnacle in notifying that person by phone or in person where practical.

  g)
  Arrange for family assistance to Covered Persons. Such assistance may include, in Northwest Airlines' judgement, transportation to and from the accident site, lodging, meals, clothing, incidentals and provide family escorts to support all logistical requirements for covered family members. All family assistance shall be for the account of, and all associated expenses shall be borne solely by, Pinnacle.

  h)
  Arrange, on Pinnacle's behalf, all reasonable and necessary protection from the media associated with the accident.

  i)
  Arrange, on Pinnacle's behalf, liaison, or other support for nonprofit organizations providing family assistance to Covered Persons. All family assistance shall be for the account of, and all associated expenses shall be borne solely by, Pinnacle.

  j)
  Assist Pinnacle in the disposition of human remains, luggage, personal effects, and other possessions of Covered Persons.

  k)
  Assist Pinnacle in consultation with persons provided family assistance over airline-sponsored monuments.

  l)
  Provide any and all functions and support mutually agreed to by both parties, as required by the unique aspects of the accident/activation.

Annex D

Authorized Northwest Airlines Designees

Northwest Airlines is authorized to delegate the following duties under this agreement to the following persons or entities:

  1.
  Supplemental support of both incoming and outgoing call centers: Family Enterprises, Inc.

  2.
  Disposition of personal effects: BMS, Global.

  3.
  Mental health services provided to covered Persons: The American Red Cross.

QuickLinks

  Exhibit 10.13
FORM OF FAMILY ASSISTANCE SERVICES AGREEMENT
RECITALS
ARTICLE ONE
ARTICLE TWO
ARTICLE THREE
ARTICLE FOUR
ARTICLE FIVE
ARTICLE SIX
ARTICLE SEVEN
ARTICLE EIGHT
ARTICLE NINE
ARTICLE TEN
ARTICLE ELEVEN
ARTICLE TWELVE
ARTICLE THIRTEEN
ARTICLE FOURTEEN
  Annex A
Training
  Annex B
Standby Services
  Annex C
Post Accident Services
  Annex D
Authorized Northwest Airlines Designees